Exhibit 10.44

ROLL-UP AGREEMENT
dated as of
July 13, 2007
among
SCOTT M. KLEINMAN,
BRH HOLDINGS, L.P.,
AP PROFESSIONAL HOLDINGS, L.P.,
APO ASSET CO., LLC,
APO CORP.,
AND
APOLLO GLOBAL MANAGEMENT, LLC

TABLE OF CONTENTS
Page

Article I DEFINITIONS 2
Section 1.1 DEFINITIONS 2
Section 1.2 GENDER 13
Article II SALE, ASSIGNMENT AND ASSUMPTION 13
Section 2.1 SALE 13
Section 2.2 ASSIGNMENT 13
Section 2.3 ASSUMPTION 14
Section 2.4 CONTRIBUTION 14
Section 2.5 INTEREST RECEIVED 14
Section 2.6 ACKNOWLEDGEMENTS 14
Section 2.7 2007 PROFITS 15
Section 2.8 FUND VII 15
Section 2.9 AAA UNITS 15
Article III OWNERSHIP, REGISTRATION RIGHTS, TAG ALONG RIGHTS AND PREEMPTIVE RIGHTS 16
Section 3.1 OWNERSHIP 16
Section 3.2 OWNERSHIP PERCENTAGE ADJUSTMENTS 16
Section 3.3 TRANSFERS AND EXCHANGES 16
Section 3.4 ALLOCATION OF ADJUSTMENTS 18
Section 3.5 REGISTRATION RIGHTS 18
Section 3.6 TAG ALONG RIGHTS 19
Section 3.7 PREEMPTIVE RIGHTS 20
Section 3.8 CERTAIN COVENANTS WITH RESPECT TO PRINCIPALS 20
Article IV VESTING; FORFEITURE; TRANSFER RESTRICTIONS 21
Section 4.1 VESTING 21
Section 4.2 FORFEITURE 22
Section 4.3 TRANSFER RESTRICTIONS 23
Article V GOVERNANCE; CERTAIN RIGHTS AND OBLIGATIONS 24
Section 5.1 GOVERNANCE OF HOLDINGS 24

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TABLE OF CONTENTS
(continued)
Page

Section 5.2 REQUIRED PARTICIPATION IN APPROVED SALES 24
Section 5.3 OUTSIDE ACTIVITIES 25
Section 5.4 ACCESS TO BOOKS, RECORDS AND FINANCIAL INFORMATION 26
Section 5.5 CONFIDENTIAL INFORMATION 27
Section 5.6 RESTRICTIVE COVENANTS 28
Article VI MISCELLANEOUS 30
Section 6.1 NOTICES 30
Section 6.2 INTERPRETATION 30
Section 6.3 SEVERABILITY 30
Section 6.4 COUNTERPARTS 30
Section 6.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES 30
Section 6.6 FURTHER ASSURANCES 31
Section 6.7 GOVERNING LAW; EQUITABLE REMEDIES 31
Section 6.8 CONSENT TO JURISDICTION 31
Section 6.9 ARBITRATION 32
Section 6.10 AMENDMENTS; WAIVERS; NO DISCRIMINATORY ACTION 34
Section 6.11 ASSIGNMENT 35
Section 6.12 SPOUSAL CONSENT 35
Section 6.13 NOTICES AND INSTRUCTIONS TO SENIOR MANAGER GROUP 35

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ROLL-UP AGREEMENT (this “Agreement”), dated as of July 13, 2007, by and among Scott M. Kleinman (the “Senior Manager”), the Transferor(s) (as defined in Section 1.1) (if any), AP Professional Holdings, L.P., a Cayman Islands exempted limited partnership (“Holdings”), BRH Holdings, L.P., a Cayman Islands exempted limited partnership and limited partner of Holdings (“BRH”), Apollo Global Management, LLC, a Delaware limited liability company (“Apollo”), and solely with respect to Section 2.1, APO Asset Co., LLC, a Delaware limited liability company (“APO Asset Co.”), and APO Corp., a Delaware corporation (“APO Corp.”).
WHEREAS, the Principals (as hereinafter defined), the Senior Manager and the Transferor(s) and certain other executives (the Senior Manager together with such other executives, the “Senior Executives”) immediately prior to the effectiveness of this Agreement own various interests in the carried interests, management fees, management companies, the general partners of the various Funds (as hereinafter defined) and other economic and ownership interests in the various asset management businesses that operate under the “Apollo” name and which were founded by Leon Black and the other Principals (such interests collectively, the “Apollo Interests”);
WHEREAS, the Principals, the Senior Executives and the Transferor(s) desire to reorganize and combine their Apollo Interests in the Apollo Operating Group (as hereinafter defined);
WHEREAS, the Principals have formed two entities, BRH and BRH Holdings GP, Ltd, a Cayman Islands exempted company (“BRH GP”), whereby BRH and BRH GP will hold all of the indirect interests in the Apollo Operating Group held by each Principal Group (as hereinafter defined), and other than Excluded Assets (as hereinafter defined), all Apollo Interests held by the Principal Groups will be contributed to the Apollo Operating Group;
WHEREAS, the Principals have formed Holdings, with BRH GP acting as the general partner of Holdings and BRH acting as a limited partner of Holdings;
WHEREAS, the Senior Manager , the Transferor(s) and other Senior Executives desire to contribute certain interests to Holdings for the purpose of becoming a limited partner thereof;
WHEREAS, Holdings will hold all of BRH’s interests in the Apollo Operating Group and a portion of the Senior Executives’ and the Transferor(s)’s interests in the Apollo Operating Group and BRH GP will not hold any economic interest in the Apollo Operating Group;
WHEREAS, the Senior Manager and the Transferor(s) currently hold rights to certain interests in Subsidiaries of the Apollo Operating Group with respect to the Funds set forth in Column A on Annex A (collectively, the “Senior Manager Points”);
WHEREAS, the Senior Manager and each Transferor desire to (a) sell and transfer the portion of the Senior Manager Points described in Item II(a) on Annex A (the “Transferred Points”) to APO Corp. and APO Asset Co., and (b) set over, assign and transfer the portion of the Senior Manager Points described in Item II(b) on Annex A (the “Contributed Points” and each, a “Contributed Point”) to Holdings; and

WHEREAS, the general partners and management companies of the applicable Funds have consented to the assignment and assumption effected by this instrument.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Article I

DEFINITIONS
SECTION 1.1    DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:
“40 Act” means the Investment Company Act of 1940, as amended, including the rules and regulations promulgated thereunder.
“AAA” has the meaning set forth in Section 6.9(b).
“AAA Unit” shall mean a restricted depositary unit representing one common unit of AP Alternative or the right to receive such a restricted depositary unit.
“Affiliate” of any Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.
“Agreement” has the meaning set forth in the recitals to this Agreement.
“Agreement Among Principals” means the Agreement Among Principals, dated as of the date hereof, by and among Leon D. Black, Marc J. Rowan, Joshua J. Harris, Black Family Partners, L.P., MJR Foundation LLC, BRH and Holdings.
“AOG Unit” refers to a unit in the Apollo Operating Group, which represents one limited partnership interest in each of the limited partnerships that comprise the Apollo Operating Group and any securities issued or issuable in exchange for or with respect to such AOG Units (i) by way of a dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.
“AP Alternative” shall mean AP Alternative Assets, L.P., a Guernsey limited partnership, or, with respect to its investment activities, AAA Investments, L.P., a Guernsey limited partnership.
“Applicable Fraction” means a fraction (not to exceed 1) the numerator of which is the number of whole months elapsed from July 1, 2007 until the date of the Senior Manager’s termination of service as a partner to an Apollo Service Recipient for any reason and the denominator of which is 72.
“APO Asset Co.” has the meaning set forth in the recitals to this Agreement.
“APO Corp.” has the meaning set forth in the recitals to this Agreement.
“Apollo” has the meaning set forth in the recitals to this Agreement.
“Apollo Operating Group” means (i) Apollo Management Holdings, L.P., a Delaware limited partnership, Apollo Principal Holdings I, L.P., a Delaware limited partnership, Apollo Principal Holdings II, L.P., a Delaware limited partnership, Apollo Principal Holdings III, L.P., a Cayman Islands exempted limited partnership, Apollo Principal Holdings IV, L.P., a Cayman Islands exempted limited partnership, and any successors thereto or other entities formed to serve as holding vehicles for Apollo carry vehicles, management companies or other entities formed to engage in the asset management business (including alternative asset management) and (ii) any such Apollo carry vehicles, management companies or other entities formed to engage in the asset management business (including alternative asset management) and receiving management fees, incentive fees, fees paid by Portfolio Companies, carry or other remuneration which are not Subsidiaries of the Persons described in clause (i), excluding any Funds and any Portfolio Companies.
“Apollo Securities” means Class A Shares and AOG Units.
“Apollo Service Recipient” means Apollo (or such successor thereto or such other entity controlled by Apollo or its successor as may be the recipient of the Senior Manager’s services at such time). Service to a Portfolio Company shall not be deemed service as a partner to, or employment by, an Apollo Service Recipient, and Portfolio Companies shall not be considered Apollo Service Recipients.
“Approved Sale” has the meaning set forth in Section 5.2.
“Bankruptcy” shall have the meaning set forth in the Fund limited partnership agreements.
“Base Amount” has the meaning set forth in Section 4.1.
“BRH” has the meaning set forth in the recitals to this Agreement.
“Board” means (i) if prior to the consummation of an Initial Offering, the Manager and (ii) if following the consummation of an Initial Offering, the board of directors of Apollo or any duly authorized committee thereof.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.
“Capital Account” has the meaning set forth in the Holdings LPA.
“Capital Account Percentage” has the meaning set forth in the Holdings LPA.
“Cause” means a termination of the Senior Manager’s service as a partner based upon a finding by an Apollo Service Recipient, acting in good faith, that any of the following events has occurred:
(a)    the Senior Manager’s conviction of a felony or plea of no contest to a felony charge;
(b)    the Senior Manager’s knowing and intentional violation of law in connection with any transaction involving the purchase, sale, loan or other disposition of, or the rendering of investment advice with respect to, any security, futures or forward contract, insurance contract, debt instrument or currency;
(c)    the Senior Manager’s dishonesty, bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard of duties in connection with the performance of any services on behalf of an Apollo Service Recipient or any of its Affiliates;
(d)    the Senior Manager’s intentional failure to comply with any reasonable directive by a supervisor in connection with the performance of any services on behalf of an Apollo Service Recipient;
(e)    the Senior Manager’s intentional breach of any material provision of this Agreement or any other limited partnership, limited liability or other equivalent agreement of any Apollo Service Recipient and its Affiliates;
(f)    the Senior Manager’s intentional violation of any material written policies adopted by an Apollo Service Recipient or its Affiliates (excluding Portfolio Companies) governing the conduct of Persons performing services on behalf of such Apollo Service Recipient or such Affiliate (excluding, however, any policy, procedure or manual adopted or amended after the date hereof with the primary purpose of finding or creating “Cause” for the termination of the Senior Manager);
(g)    the taking of or omission to take any action that has caused or substantially contributed to a material deterioration in the business or reputation of Apollo or any of its Affiliates, or that was otherwise materially disruptive of their business or affairs; provided, however, that the term Cause shall not include for this purpose (i) any mistake of judgment made in good faith or (ii) a communication to the Principals or other Senior Executives, in a professional and business like manner, of any bona fide disagreement or suggestion concerning a proposed action by an Apollo Service Recipient or its Affiliate;
(h)    the failure by the Senior Manager to devote a significant portion of time to performing services as an agent of Apollo without the prior written consent of Apollo, other than by reason of death or Disability;
(i)    the obtaining by the Senior Manager of any material improper personal benefit as a result of a breach by the Senior Manager of any covenant or agreement (including, without limitation, a breach by the Senior Manager of Apollo’s code of ethics or a material breach by the Senior Manager of other written policies furnished to the Senior Manager relating to personal investment transactions or of any covenant, agreement, representation or warranty contained in any limited partnership agreement of any Fund); or
(j)    the declaration of Bankruptcy by the Senior Manager, while the Senior Manager is on the investment committee of Apollo;
provided, however, that if a failure, breach, violation or action or omission described in any of clauses (d) through (h) is capable of being cured, the Senior Manager has failed to do so after being given notice and a reasonable opportunity to cure.
“Charitable Institution” means an organization described in Section 501(c)(3) of the Code (or any corresponding provision of a future United State Internal Revenue law) which is exempt from income taxation under Section 501(a) thereof.
“Class A Shares” means the Class A Shares of Apollo representing Class A limited liability company interests of Apollo and any equity securities issued or issuable in exchange for or with respect to such Class A Shares (i) by way of a dividend, split or combination of shares or (ii) in connection with a reclassification, recapitalization, merger, consolidation or other reorganization.
“Code” means the Internal Revenue Code of 1986, as amended.
“Competing Business” means any alternative asset management business (other than the business of Apollo, its successors or assigns or Affiliates), in which more than 50% of the total capital committed is third party capital, that advises, manages or invests the assets of and/or makes investments in private equity funds, hedge funds, collateralized debt obligation funds, business development corporations, special purpose acquisition companies or other alternative asset investment vehicles, or the Persons who manage, advise or own such investment vehicles. As used in this definition, “third party” means any Person other than the Senior Manager and any member of his Wider Group.
“Confidential Information” means information that is not generally known to the public and that is or was used, developed or obtained by Holdings or any member of the Apollo Operating Group, their respective Subsidiaries or any Fund or Portfolio Company, including but not limited to, (i) information, observations, procedures and data obtained by the Senior Manager while providing services to an Apollo Service Recipient or while a Limited Partner, or in connection with being a partner of any business or predecessor of the Apollo Operating Group or its Subsidiaries, concerning the business or affairs of Holdings, Apollo, the Apollo Operating Group and their respective Subsidiaries, any Fund or any Portfolio Companies, (ii) products or services, (iii) costs and pricing structures, (iv) analyses, (v) performance data (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) investors, customers, vendors, suppliers and investor, customer, vendor and supplier lists, (xii) other copyrightable works, (xiii) all production methods, processes, technology and trade secrets, (xiv) this Agreement and the governing agreements of Apollo or any of its Subsidiaries, (xv) investment memoranda and investment documentation concerning any potential, actual or aborted Investments, and (xvi) all similar and related information in whatever form. Confidential Information will not include any information that is generally available to the public prior to the time the Senior Manager proposes to disclose or use such information. For the avoidance of doubt, Confidential Information does not include information concerning non-proprietary business or investment practices, methods or relationships customarily employed or entered into by comparable business enterprises.
“Contributed Points” has the meaning set forth in the recitals to this Agreement.
“Covered Investment” means (i) a private equity or equity-linked investment in a (x) leveraged buy-out, management buy-out, leveraged recapitalization or other substantially similar transaction or (y) a private equity growth investment or other substantially similar transaction; (ii) an investment in any Person who raises, manages or advises private equity funds, hedge funds, collateralized debt obligation funds, business development companies (as defined in the 40 Act), other publicly traded alternative investment vehicles, managed accounts or other alternative asset investment vehicles; or (iii) any other investment that is consistent with the investment focus of any Fund that is not fully invested.
“Disability” means, with respect to the Senior Manager, any physical or mental illness, disability or incapacity that prevents the Senior Manager from, performing substantially all of the duties delegated to him as an agent of an Apollo Service Recipient.
“Dispute” has the meaning set forth in Section 6.9(a).
“Employment Agreement” means, with respect to each Principal, his employment agreement with Apollo dated as of the date hereof.
“Exchange” means (i) the exchange by Holdings of an AOG Unit for a Class A Share pursuant to the Exchange Agreement and the subsequent sale of such Class A Share, at prevailing market prices for a Class A Share (unless the Person requesting such Exchange is willing to accept a lower price, e.g., to effect a block trade), (ii) a redemption of AOG Units initiated by Apollo or any of its Subsidiaries, solely upon Apollo’s election, in which the Senior Manager Group elects to participate, (iii) a sale by Holdings of AOG Units in an Approved Sale or in another transaction approved by the Limited Partners participating therein, or (iv) at the option of the General Partner, in the event of a Pro Rata Exchange or a request by a limited partner of Holdings for a Non-Pro Rata Exchange, an In-Kind Exchange Distribution.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.
“Exchange Agreement” means the Exchange Agreement, dated as of the date hereof by and among Apollo, each member of the Apollo Operating Group, Holdings and the other parties thereto.
“Excluded Assets” means any direct or indirect (i) personal investment or co-investment in any Fund or co-investment vehicle by any Principal or other member of his Principal Group (including future personal investments or co-investments and investments funded through any Apollo fee waiver program, provided that in connection with the Apollo fee waiver program a Principal may only waive compensation or distributions that would otherwise be paid to such Principal (directly or indirectly) from the members of the Apollo Operating Group consistent with the terms of the Reorganization Documents (as such term is defined in the Strategic Agreement)), (ii) any amounts owed to any Subsidiary of Apollo by a Fund pursuant to a fee deferral arrangement in an investment management agreement with respect to any periods ending on or prior to the date hereof (which amount includes deferred fees and earnings thereon), which for this purpose shall include with respect to fees deferred for 2007, the portion of such fees that bears the same relationship to the total deferred fees as the number of days from January 1, 2007 through the date of this agreement bears to 365 days, (iii) interest in any of the entities set forth on Schedule II hereto (including any indirect interest in the profits, losses and returns of capital associated with a Fund’s general partner making capital commitments to such Fund, as described on Schedule II), (iv) amounts owed to any Principal or other member of his Principal Group pursuant to any escrow of carried interest earned that has been escrowed to secure the clawback obligation of the general partner of any Fund pursuant to its organizational documents, (v) compensation and benefits paid or given to a Principal, (vi) director options issued prior to the date hereof by any Portfolio Company and (vii) an entity formed (without any material economics) to control the investment in Harrah’s Entertainment, Inc. and (viii) interest in the Gulfstream IV aircraft and any associated purchase debt.
“Financial Interest” has the meaning set forth in Section 5.3(a).
“Forfeited Interests” shall have the meaning set forth in Section 4.2(a).
“Forfeiting Senior Manager” shall have the meaning set forth in Section 4.2(a).
“Forfeiture Date” means, as to the Forfeited Interests to be forfeited within Holdings for the benefit of BRH, the date which is the earlier of (i) the date that is six (6) months after the applicable date of termination of services and (ii) the date on or after such termination date that is six (6) months after the date of the latest publicly-reported disposition (or deemed disposition subject to Section 16 of the Exchange Act) of equity securities of Apollo by BRH or any partner of BRH who will receive such Forfeited Interests pursuant to Section 4.2 of the Agreement Among Principals.
“FRCP” has the meaning set forth in Section 6.9(a).
“Fund” means any pooled investment vehicle or similar entity sponsored or managed by Apollo or any of its Subsidiaries.
“Fund VI GP” means Apollo Advisors VI, L.P., a Delaware limited partnership.
“Fund VII” means Apollo Investment Fund VII, L.P. and its parallel investment vehicles.
“Fund VII GP” means Apollo Advisors VII, L.P., a Delaware limited partnership.
“General Partner” means BRH Holdings GP, Ltd., a Cayman Islands exempted company, in its capacity as general partner of Holdings or any successor to the business of the General Partner in its capacity as general partner of Holdings.
“Good Reason” means (i) the Senior Manager is notified that he will no longer play a senior role in originating or executing private equity transactions (which notification, if orally delivered, shall be followed by a demonstrable pattern of objective conduct by one or more senior executives consistent with such verbal notice), (ii) a requirement to relocate the Senior Manager’s office to a location outside of the metropolitan area in which he is located on the date hereof, provided that the Senior Manager objects to such relocation in writing to the Apollo Service Recipient within thirty (30) days, or (iii) a reduction of points (not contributed or transferred hereunder) in contravention of the Senior Manager’s existing letter agreements or in contravention of any future letter agreements with respect to Fund VII or any other Fund established after the date hereof as to which the Senior Manager may be granted points; provided, however, that if an event described in any of clauses (i) through (iii) is capable of being cured, the Apollo Service Recipient has failed to do so after being given notice and a reasonable opportunity to cure.
“Group” shall mean, with respect to the Senior Manager, the Senior Manager and (i) the Senior Manager’s spouse, (ii) a lineal descendant of the Senior Manager’s parents, the spouse of any such descendant or a lineal descendent of (a) any such spouse or (b) any such spouse’s parents, (iii) a Charitable Institution solely controlled by the Senior Manager and other members of his Group, (iv) a trustee of a trust (whether inter vivos or testamentary), all of the current beneficiaries and presumptive remaindermen of which are one or more of the Senior Manager and Persons described in clauses (i) through (iii) of this definition, (v) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by one or more of the Senior Manager and Persons described in clauses (i) through (iv) of this definition, (vi) an individual mandated under a qualified domestic relations order or (vii) a legal or personal representative of the Senior Manager in the event of his death or Disability. For purposes of this definition, (x) “lineal descendants” shall not include individuals adopted after attaining the age of eighteen (18) years and such adopted Person’s descendants; and (y) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trust’s assets if it were then to terminate. No Senior Manager shall ever be a member of the Group of another Senior Executive or any Principal. Each Transferor that is a party to this Agreement and any other Person listed on Schedule I as a member of the Senior Manager’s Group shall also constitute a member of the Senior Manager’s Group.
“Holdings” has the meaning set forth in the recitals to this Agreement.
“Holdings LPA” means that certain Second Amended and Restated Exempted Limited Partnership Agreement, dated as of the date hereof, by and among Holdings, the General Partner, BRH, the Senior Manager and any other Limited Partners from time to time party thereto.
“Initial Offering” means the earlier to occur of a Private Placement or an IPO.
“In-Kind Exchange Distribution” means a Pro Rata Exchange or a Non-Pro Rata Exchange accomplished by the distribution of AOG Units to all the Partners in the case of a Pro Rata Exchange or, in the case of a Non-Pro Rata Exchange, to those Partners directing such Non-Pro Rata Exchange.
“Interested Party” has the meaning set forth in Section 5.3(a).
“Investment” shall mean any investment (or similar term describing the results of the deployment of capital) as defined in the governing document of any Fund managed (directly or indirectly) by a member of the Apollo Operating Group.
“IPO” means the earlier of (i) the consummation of an underwritten public offering of Class A Shares pursuant to an effective registration statement (other than on Forms S-4 or S-8 or successors and/or equivalents to such forms), with the Class A Shares sold representing at least 10% of the then outstanding Class A Shares of Apollo (to be determined assuming that all outstanding AOG Units have been exchanged for Class A Shares pursuant to the Exchange Agreement) and (ii) the effectiveness of the shelf registration statement to be filed by Apollo in respect of the Class A Shares to be sold in the Private Placement and other Class A Shares, if any; provided, that in the case of clauses (i) and (ii) above, such registration statement is to be filed by Apollo with the SEC or (in connection with a listing on the London Stock Exchange) with the Financial Services Authority of the United Kingdom.
“Limited Partners” means any Person admitted as a limited partner of Holdings in accordance with the Holdings LPA, until such Person withdraws entirely as a limited partner of Holdings, in his capacity as a limited partner of Holdings. Unless the context otherwise requires, all references herein to a Limited Partner shall be construed as referring collectively to such Limited Partner and to each member of his Group that also is a Limited Partner.
“Manager” means AGM Management, LLC, a Delaware limited liability company and the manager of Apollo.
“New Issuance” has the meaning set forth in Section 3.7(a).
“New Securities” means Apollo Securities other than securities issued in connection with any of the following: (i) pursuant to an equity incentive plan or other compensation arrangements of Apollo or any member of the Apollo Operating Group for the benefit of the employees, directors or consultants of Apollo or any of its Affiliates; (ii) issued upon the exercise, conversion or exchange of any options, warrants or any other derivative or convertible securities of Apollo or the Apollo Operating Group (including, Class A Shares issuable upon the exchange of AOG Units) that were issued in compliance with this Agreement or on or prior to the date hereof; or (iii) issued in connection with a stock dividend or upon a stock split, recapitalization or other subdivision of equity securities.
“Non-Pro Rata Exchange” means an Exchange the proceeds of which (including, in the case of an In-Kind Exchange Distribution, the AOG Units) will be distributed to (or otherwise benefit) the Limited Partners in any manner other than a Pro Rata Exchange.
“Notes” shall have the meaning ascribed to such term in the Strategic Agreement.
“Ownership Percentage” means, with respect to any Limited Partner, the amount, expressed as a percentage, obtained by dividing (i) the Pecuniary Interest of such Limited Partner in AOG Units by (ii) the Pecuniary Interest of all Partners in AOG Units. For the avoidance of doubt, Persons other than the Limited Partners own interests, directly or indirectly, in the Apollo Operating Group and related management companies, and therefore, a Limited Partner’s Ownership Percentage will be greater than his ownership percentage in any particular entity within the Apollo Operating Group.
“Partial Vested Amount” has the meaning set forth in Section 4.2.
“Partner” means the General Partner or any of the Limited Partners, and “Partners” means the General Partner and all of the Limited Partners.
“Pecuniary Interest” means, with respect to a Limited Partner, the number of AOG Units that would be distributable to such Limited Partner assuming that Holdings and any other Person that holds AOG Units in which Holdings has a direct or indirect interest were liquidated and Holdings and such other Person distributed their respective assets in accordance with their respective governing agreements (assuming the interests held by the Limited Partners were fully vested, even if such interests are not then fully vested) and further assuming that the limitations set forth in the provisos to Sections 4.1(b) and 7.1(a)(ii) of the Holdings LPA do not apply).
“Permitted Transferee” means with respect to the Senior Manager, (i) BRH or (ii) another Person in his Group.
“Person” shall be construed broadly and includes any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
“Portfolio Company” means any Person in which any Fund owns an Investment.
“Preemptive Offer” shall have the meaning set forth in Section 3.7(a).
“Preemptive Offer Period” shall have the meaning set forth in Section 3.7(a).
“Principal” means any of Leon D. Black, Marc J. Rowan or Joshua J. Harris.
“Principal Group” means, with respect to each Principal, such Principal and his “Group,” as such term is defined in the Shareholders Agreement.
“Principal Sellers” shall have the meaning set forth in Section 3.6(a).
“Private Placement” means a private placement of Class A Shares by Apollo pursuant to Rule 144A, Regulation D and Regulation S under the Securities Act of 1933, in an offering (i) to at least 15 purchasers and (ii) that requires Apollo to file with the SEC a shelf registration statement permitting registered resales of the Class A Shares, with the shares sold representing at least 10% of the outstanding Class A Shares (to be determined assuming that all outstanding AOG Units have been exchanged for Class A Shares pursuant to the Exchange Agreement).
“Pro Rata Exchange” means an Exchange the proceeds of which (including, in the case of an In-Kind Exchange Distribution, the AOG Units) will be distributed to (or otherwise benefit) the Limited Partners pro rata in accordance with their respective Ownership Percentages.
“Proceeding” shall have the meaning set forth in Section 6.8.
“Proportionate Percentage” shall have the meaning set forth in Section 3.6(c).
“Preemptive Proportionate Percentage” shall have the meaning set forth in Section 3.7(a).
“Purchase Notice” shall have the meaning set forth in Section 3.7(b).
“Restricted Period” means (i) if the Senior Manager is still providing services as a partner to an Apollo Service Recipient on the fifth anniversary of the date hereof, the first anniversary of the date of termination of the Senior Manager’s service as a partner to an Apollo Service Recipient for any reason such that he is no providing services to an Apollo Service Recipient or (ii) if the Senior Manager is terminated for any reason such that he is no longer providing services to any Apollo Service Recipient prior to the fifth anniversary of the date hereof, the earlier to occur of (A) the second anniversary of such date of termination and (B) the sixth anniversary of the date hereof.
“Retained Points” shall mean, with respect to the Senior Manager Group, the excess, if any, of the Senior Manager Points over the sum of (i) the Transferred Points and (ii) the Contributed Points.
“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute, and the rules and regulations promulgated thereunder.
“Selected Courts” shall have the meaning set forth in Section 6.8.
“Senior Executives” has the meaning set forth in the recitals to this Agreement.
“Senior Manager” has the meaning set forth in the recitals to this Agreement.
“Senior Manager Group” shall refer to the Senior Manager and his Group, collectively.
“Senior Manager New Securities” shall have the meaning set forth in Section 3.7(a).
“Senior Manager Points” has the meaning set forth in the recitals to this Agreement.
“Shareholders” shall have the meaning ascribed to such term in the Shareholders Agreement.
“Shareholders Agreement” shall mean the Shareholders Agreement by and among Apollo, BRH, Holdings, and the other parties thereto dated the date hereof.
“Spousal Consent” shall have the meaning set forth in Section 6.12.
“Strategic Agreement” means the Strategic Agreement, dated as of the date hereof, by and among Apollo, APOC Holdings Ltd., a subsidiary of the Abu Dhabi Investment Authority, and California Public Employees’ Retirement System, as it may be amended, supplemented or restated from time to time.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest of such Person.
“Tag Along Acceptance Notice” shall have the meaning set forth in Section 3.6(b).
“Tag Along Notice” shall have the meaning set forth in Section 3.6(a).
“Tag Along Purchaser” shall have the meaning set forth in Section 3.6(a).
“Tag Along Transaction” means any transaction resulting in the direct or indirect Transfer (other than a bona fide pledge, hypothecation, mortgage or encumbrance) of any Apollo Securities (or any Pecuniary Interest therein) held by any Principal Group (whether held through BRH or otherwise) in a transaction exempt from registration under the Securities Act and any similar applicable state securities laws, except for (i) Transfers to or among a Principal’s Group, (ii) Transfers to employees or other service providers (whose primary occupation is as a service provider to Apollo or the Apollo Operating Group) of either Apollo or the Apollo Operating Group, (iii) Transfers pursuant to an Approved Sale in which the Senior Manager is obligated to participate pursuant to Section 5.2, and (iv) Transfers to the extent necessary to generate sufficient revenues to cover taxes to which a Principal or his Group is subject as a result of a forfeiture by a Senior Executive Group or another Principal Group.
“Transfer” means a direct or indirect sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
“Transferor” means any member of the Senior Manager Group (other than the Senior Manager) that or who is both (i) listed on Schedule I and (ii) a signatory to this Agreement.
“Transferred Interests” has the meaning set forth in Section 3.2(b).
“Transferred Points” has the meaning set forth in the recitals.
“Underwritten Offering” means a sale of securities of Apollo to an underwriter or underwriters for reoffering to the public.
“Wider Group” shall mean, with respect to the Senior Manager, the Senior Manager and (i) the Senior Manager’s spouse, (ii) any lineal descendant of the Senior Manager’s grandparents or of the Senior Manager’s spouse’s grandparents, the spouse of any such descendant or a lineal descendent of (a) any such spouse or (b) any such spouse’s parents, (iii) a Charitable Institution solely controlled by the Senior Manager and other members of his Wider Group, (iv) a trustee of a trust (whether inter vivos or testamentary), all of the current beneficiaries and presumptive remaindermen of which are one or more of the Senior Manager and Persons described in clauses (i) through (iii) of this definition, (v) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by one or more of the Senior Manager and Persons described in clauses (i) through (iv) of this definition, (vi) an individual mandated under a qualified domestic relations order or (vii) a legal or personal representative of the Senior Manager in the event of his death or Disability. For purposes of this definition, (x) “lineal descendants” shall not include individuals adopted after attaining the age of eighteen (18) years and such adopted Person’s descendants; and (y) “presumptive remaindermen” shall refer to those Persons entitled to a share of a trust’s assets if it were then to terminate. Each Transferor that is a party to this Agreement and any other Person listed in Schedule I as a member of the Senior Manager’s Group shall also constitute a member of the Senior Manager’s Wider Group.
SECTION 1.2    GENDER. For the purposes of this Agreement, the words “he,” “his” or “himself” shall be interpreted to include the masculine, feminine and corporate, other entity or trust form.
ARTICLE II

SALE, ASSIGNMENT AND ASSUMPTION
SECTION 2.1    SALE.
(a)    The Senior Manager and/or Transferor, as applicable, hereby sells and transfers to APO Corp. and APO Asset Co., free and clear of any liens, claims or encumbrances, the Transferred Points, it being understood that the Transferred Points relating to general partner carried interests in private equity Funds will be purchased by APO Asset Co. and the remaining Transferred Points will be purchased by APO Corp.
(b)    Concurrently with the delivery of this Agreement to the Senior Manager, each of APO Corp. and APO Asset Co. shall pay the Senior Manager and/or Transferor, as applicable, the total purchase price for the Transferred Points set forth in Item II(a) on Annex A hereto by wire transfer in immediately available funds to an account designated by the Senior Manager and/or Transferor, as applicable.
SECTION 2.2    ASSIGNMENT. The Senior Manager and/or Transferor, as applicable, hereby assigns, transfers, conveys and delivers to Holdings each of the Senior Manager’s Contributed Points, together with all associated rights, privileges, restrictions and obligations related to the Contributed Points, with effect as of the Effective Date. Each Contributed Point is transferred and assigned to Holdings, free and clear of any liens, claims or encumbrances. Each of the Senior Manager and Holdings acknowledges and agrees that upon such event, a member of the Apollo Operating Group shall be substituted in place of the Senior Manager and/or the Transferor(s), as applicable, as a limited partner of the applicable management company or general partner of the Fund with respect to each Contributed Point, and such member of the Apollo Operating Group shall be recorded on the books and records of the applicable management company or general partner of the Funds as the owner of such Contributed Points with effect as of the Effective Date, and the Senior Manager and/or the Transferor(s), as applicable, shall thereafter be released from all obligations arising in respect of such Contributed Points.
SECTION 2.3    ASSUMPTION. Holdings hereby accepts the assignment of the Contributed Points and hereby agrees to assign such Contributed Points to a member of the Apollo Operating Group and cause a member of the Apollo Operating Group to (a) become a substitute limited partner in the applicable management company or general partner of the Funds with respect to the Contributed Points in the place and instead of the Senior Manager and/or the Transferor(s), as applicable, and to join in and be bound by all of the terms of the applicable governing documents, and (b) undertake and agree to comply with and be bound by all of the obligations associated with each Contributed Point from and after the Effective Date.
SECTION 2.4    CONTRIBUTION. The transfer of the Contributed Points shall be deemed a contribution of capital to Holdings by the Senior Manager and/or the Transferor(s), as applicable, with respect to the Senior Manager’s and/or any Transferor’s (as applicable) resulting limited partner interest in Holdings.
SECTION 2.5    INTEREST RECEIVED. In exchange for the Senior Manager’s and/or any Transferor’s (as applicable) contribution of the Contributed Points to Holdings, the Senior Manager and each Transferor shall become a Limited Partner and receive a limited partnership interest in Holdings. A portion of such limited partnership shall be a capital interest and a portion of it shall be a profits interest (within the meaning of IRS Revenue Procedures 93-27 and 2001-43), as set forth in the Holdings LPA. The Senior Manager’s and the Transferor(s)’s, as applicable, initial Ownership Percentage is set forth on Annex A.
SECTION 2.6    ACKNOWLEDGEMENTS.
(a)    The terms of this Agreement shall not in any way affect the ownership of interests in any Subsidiary or with respect to any Fund that are not Contributed Points or Transferred Points, and the Senior Manager and/or the Transferor(s), as applicable, shall continue to receive the benefits and burdens of ownership in the manner provided for in the existing arrangements without regard to the terms of this Agreement. In addition, the terms of this Agreement shall not affect or alter the terms of the existing letter agreements of the Senior Manager and the general partners of the Funds and the management companies with respect to the Retained Points (including, without limitation, with respect to the Retained Points, the terms of vesting and acceleration of vesting, definitions of “net management fee income” and “cause” and rights upon retirement without cause, breaches of Fund VI carry vehicle or management company agreements or policies and any remedies therefor) or the provisions regarding monthly draw or office location. However, this Agreement will supersede any “existing” letter agreements with respect to the Contributed Points and the Transferred Points, and the Senior Manager acknowledges that (i) he and his Group no longer have any interests with respect to the Contributed Points (other than through their ownership interests in Holdings and in accordance with Section 2.7 below) or the Transferred Points, (ii) he and his Group do not, and will not, have (other than through their ownership interests in Holdings and in accordance with Section 2.7 below) any carried interest, performance interest or management fee interest in the Funds identified on Annex A except as set forth in Column B on Annex A and (iii) he and his Group do not, and will not, have any interest in the capital markets Funds going forward (other than through their ownership interests in Holdings). Furthermore, the Senior Manager hereby acknowledges that he and his Group will continue to honor any and all capital commitments made to any Fund or co-investment vehicle formed to invest in any Fund.
(b)    The number of Retained Points that have time vested as of the date hereof shall be proportional to the number of total points held by the Senior Manager and his Group that have vested as of the date hereof. For example, if immediately prior to this Agreement, the Senior Manager was 36 months vested in his Fund VI GP “points,” then the Senior Manager and his Group shall be 36 months vested in their Retained Points in Fund VI GP. Vesting of Retained Points will continue pursuant to the existing agreements.
SECTION 2.7    2007 PROFITS. The total income earned with respect to 2007, will be apportioned for various periods and paid in the same manner as such income is apportioned and paid with respect to the Principals in accordance with the Strategic Agreement.
SECTION 2.8    FUND VII. The Senior Manager (and certain members of his Group designated by the Senior Manager) will be issued the points in the Fund VII GP as set forth on Annex A. The Senior Manager’s mandatory capital commitment (which may be shared with other members of his Group) to the Fund VII co-investment vehicle (which will be substantially the same as a Fund VI co-investment vehicle) shall be determined by Apollo and shall not exceed the product of (x) the total capital commitment required to be made by the general partner of Fund VII and its Affiliates and (y) a fraction, the numerator being the points issued to the Senior Manager and his Group in the Fund VII GP (as shown on Annex A) and the denominator being two thousand (2000). The Senior Manager will have a letter agreement with respect to Fund VII substantially similar to his Fund VI letter agreement, including, among other things, that the Senior Manager’s share of Fund VII net management fee income will be equal to the product of (x) the amount of such net management fee income available for distribution, as determined by Apollo in good faith, and (y) a fraction, the numerator of which is the number of points issued to the Senior Manager and his Group in the Fund VII GP (as shown on Annex A) and the denominator of which is two thousand (2000). To the extent that AP Alternative co-invests with Fund VII or is an investor in Fund VII, the Senior Manager (and certain members of his Group designated by the Senior Manager) will also be entitled to a pro rata portion of the carried interest of AP Alternative in a manner economically consistent with the arrangements in Fund VI. To the extent practicable, the arrangements with the Senior Manager with respect to Fund VII shall be made such that the Senior Manager would be able to make, under current law, and, at his election, a Section 83(b) election under the Code. The Senior Manager understands and assumes the risk that (x) changes to the Code are currently being contemplated that may adversely affect the Senior Manager’s interests in Apollo and (y) existing tax laws may change or be interpreted or enforced differently in the future.
SECTION 2.9    AAA UNITS. Without the prior written consent of the Senior Manager, for any given year, the Senior Manager and his Group will not receive a greater percentage of their net management fee income in the form of AAA Units than the percentage of their net management fee income that the other Senior Executives and their Groups and the Principals and their Groups receive in the form of AAA Units either through distributions or purchases of such units. Each Person’s share of net management fee income shall equal his direct interest (based upon points in the most current principal private equity fund) and indirect interest (based upon his AOG Units and Class A Shares and the amount of net management fee income payable to the Apollo Operating Group).
ARTICLE III

OWNERSHIP, REGISTRATION RIGHTS, TAG ALONG RIGHTS
AND PREEMPTIVE RIGHTS
SECTION 3.1    OWNERSHIP
(a)    Holdings may hold interests in AOG Units or other securities indirectly through other Persons. In such instance, this Agreement will be construed as if Holdings held such securities directly and Holdings shall cause such other Persons to take any actions necessary to carry out the transactions contemplated herein.
SECTION 3.2    OWNERSHIP PERCENTAGE ADJUSTMENTS
(a)    Upon the occurrence of an Exchange directed (or in the case of an Approved Sale, deemed to be directed) by the Senior Manager pursuant to Section 3.3 hereof, the Pecuniary Interest in AOG Units owned by the Senior Manager and his Group shall be decreased by the number of AOG Units Exchanged. Upon the occurrence of an Exchange directed by BRH or any other Limited Partner, BRH’s or such other Limited Partner’s Pecuniary Interest in AOG Units shall be decreased by the number of AOG Units Exchanged.
(b)    Holdings shall track all transfers (including transfers that constitute Exchanges) of AOG Units by the Senior Manager and his Group to any Person that is not the Senior Manager or a member of his Group in a tracking account and the total sum of such transfers for the Senior Manager and his Group at any given time shall be hereinafter referred to as the “Transferred Interests”. Any transfer under an Approved Sale under Section 5.2 shall not be included as a Transferred Interest.
(c)    Upon the termination of the Senior Manager’s service as a partner by an Apollo Service Recipient (such that he is no longer providing services as a partner to, or employed by, any Apollo Service Recipient), the Ownership Percentage of the Senior Manager and his Group shall be adjusted in accordance with Article IV.
SECTION 3.3    TRANSFERS AND EXCHANGES
(a)    Subject to the limitations set forth in this Agreement (including with respect to vesting), the Holdings LPA, the Shareholders Agreement, the Exchange Agreement, any applicable lock-up agreement (provided that any applicable lock-up agreement shall not be any more restrictive on the Senior Manager and his Group than it is on the Principals and other Senior Executives and their Groups) and applicable law, the Senior Manager shall have the right to cause Holdings to effect, at any time and from time to time, on one or more occasions, an Exchange with respect to all or a portion of the Pecuniary Interest in AOG Units owned by the Senior Manager or members of his Group; provided, however, that any Exchange at the direction of the Senior Manager must be for at least the lesser of (1) AOG Units with an aggregate market price of at least $25,000, or (2) all AOG Units owned by the Senior Manager and his Group. The proceeds from any Exchange by the Senior Manager and/or the other members of his Group, net of all selling expenses (other than selling expenses borne by Apollo pursuant to the Shareholders Agreement), shall be distributed by Holdings to the Senior Manager and/or the other members of his Group, depending on whose Pecuniary Interest in AOG Units was so exchanged. Upon the direction by the Senior Manager to effect an Exchange in compliance with this Agreement, Holdings shall be required to undertake an exchange, on a one-for-one basis (or at such other ratio as may be in effect under the Exchange Agreement), of an AOG Unit, on the one hand, for a Class A Share, on the other hand, and shall use commercially reasonable efforts to promptly consummate such Exchange; provided, however, that the parties acknowledge that one or more events, such as an underwriter cutback, the unavailability of a registration, the possession of material non-public information, or general market dislocation may affect the timing of a proposed sale or disposition of Class A Shares following an exchange, and accordingly, any Person that receives Class A Shares shall sell or dispose of such shares as promptly as practicable upon receipt thereof. taking into account the circumstances surrounding such proposed sale or disposition. Anything herein to the contrary notwithstanding, at the option of the General Partner, in lieu of an Exchange, Holdings will make an In-Kind Exchange Distribution. No In-Kind Exchange Distribution may be made unless the recipient is already a party to the Exchange Agreement as an “Apollo Principal Holder” and a party to the Shareholders Agreement as a Shareholder (or becomes so upon or substantially simultaneous with such In-Kind Exchange Distribution). In addition, upon an In-Kind Exchange Distribution, the recipient shall exchange the AOG Units received for Class A Shares, as soon as possible, pursuant to the Exchange Agreement by the next Quarterly Exchange Date thereafter (as defined in the Exchange Agreement). The Senior Manager and his Group shall indemnify and hold harmless Holdings and the other Limited Partners from any liabilities or expenses (other than selling expenses borne by Apollo pursuant to the Shareholders Agreement) incurred in connection with such Exchange, other than with respect to any taxable income realized by such other Limited Partners as a result of the Exchange, or, in the case of a Pro Rata Exchange, to the extent attributable to the Senior Manager or a member of his Group. If the Senior Manager or a member of his Group requests an Exchange at least 60 days prior to the next Quarterly Exchange Date, then Holdings shall request an Exchange under the Exchange Agreement to cover such Exchange; provided, that if the General Partner elects to make an In-Kind Exchange Distribution in lieu of such Exchange, then the General Partner shall make such election and cause such In-Kind Exchange Distribution to occur in a manner that would permit the applicable notice provisions under the Exchange Agreement to be met in order for the Exchange to occur on the next Quarterly Exchange Date. In the event that Holdings is offered a “Sale Transaction” under Section 2.8 of the Exchange Agreement, Holdings will make available to the Senior Manager and his Group the opportunity to participate on a pro rata basis. Pro rata basis for this purpose shall mean pro rata in accordance with the Ownership Percentage of the Senior Manager and his Group.
(b)    Notwithstanding the foregoing, Holdings may not undertake an Exchange at the direction of the Senior Manager unless the vested portion of the Pecuniary Interest of the Senior Manager and his Group in AOG Units (calculated on a pro-forma basis assuming the Senior Manager voluntarily resigned immediately prior to such Exchange and such resignation constitutes a resignation under Section 4.1 hereof) is sufficient to cover the number of AOG Units proposed to be Exchanged; provided however, notwithstanding anything else in this Agreement, unvested portions of Pecuniary Interests may be exchanged in connection with a transfer permitted pursuant to clauses (w), (y) or (z) of Section 4.3 or to permit the Senior Manager or a member of his Group to participate in a sale of Class A Shares issuable upon the Exchange in which a Principal (or a member of his Group) is selling and in which the Senior Manager (or a member of his Group) has rights to participate pursuant to the registration rights under Section 3.5, solely to the extent the vested portions have been exhausted and unvested Pecuniary Interests would be required to be exchanged in order for the Senior Manager and his Group to participate in a pro rata manner with such Principal and his Group.
(c)    Neither the Senior Manager nor any Person controlled by the Senior Manager’s Group, shall own any Class A Shares other than (x) the Class A Shares received in an Exchange and then only to the extent provided in the Exchange Agreement, (y) Class A Shares issued to such Persons pursuant to equity incentive plans of Apollo and its Subsidiaries and (z) other Class A Shares acquired by such Persons with the prior written approval of the General Counsel of Apollo.
(d)    Notwithstanding anything else contained herein to the contrary, the Senior Manager shall not direct Holdings to undertake an Exchange in violation of this Agreement or if such Exchange would violate Section 16 of the Exchange Act.
(e)    Any redemption of AOG Units shall be offered to all Limited Partners and their Groups on a pro rata basis based on Ownership Percentages. A Limited Partner may request a Non-Pro Rata Exchange but may not request a Pro Rata Exchange.
(f)    The Senior Manager shall cause his Group to take any action (or refrain from taking any action) reasonably necessary to carry out the intent of this Agreement.
SECTION 3.4    ALLOCATION OF ADJUSTMENTS. The members of the Senior Manager’s Group as of the date hereof (other than any such members described in clauses (i) through (vii) of the definition of “Group” in Section 1.1 who or which are not Transferors) are set forth on Schedule I hereto, which may be updated from time to time to reflect additional transfers to a Permitted Transferee that is a member of the Senior Manager’s Group. Any adjustment to the Senior Manager’s Pecuniary Interest in AOG Units pursuant to this Agreement shall be allocated among the members of the Senior Manager’s Group in a manner directed by the Senior Manager or absent such instructions, pro rata among the members of his Group based upon their relative interests in Holdings.
SECTION 3.5    REGISTRATION RIGHTS. In connection with the registration rights provided in the Shareholders Agreement, the Senior Manager and his Group will have the right to direct Holdings to exercise any of its rights under Article V of the Shareholders Agreement for the benefit of the Senior Manager or any member of his Group as if such Person were a Shareholder thereunder holding Registrable Securities then held by them or acquirable by them upon Exchange of their Pecuniary Interests. Any cutbacks shall be determined as provided in the Shareholders Agreement. If Holdings is the Selling Shareholder thereunder, cutbacks among the partners of Holdings (whether selling directly or indirectly through Holdings) will be determined pro rata as if each partner of Holdings participating in the applicable registration were a separate Selling Shareholder thereunder. Decisions to be made under such Article V by a percentage of Shareholders or Selling Shareholders, including without limitation, any consent to the grant of preferential registration rights, will also be determined pro rata as if each partner of Holdings (and, with respect to BRH, each partner of BRH) were a separate Shareholder or Selling Shareholder, as applicable thereunder. Holdings agrees to give notification to the Senior Manager and member of his Group of the availability of any demand registrations, piggyback rights or other matters under Article V of the Shareholders Agreement in order to participate in a registration thereunder. References in such Article V to Section 2.2 of the Shareholders Agreement shall, with respect to the Senior Manager’s Group, refer to Section 4.3 of this Agreement.
SECTION 3.6    TAG ALONG RIGHTS.
(a)    If any Principal Group (whether directly or through BRH) proposes to effect a Tag Along Transaction (the “Principal Sellers”), then at least fifteen (15) days prior to the anticipated date of consummation of such proposed Transfer, Apollo shall give written notice to the Senior Manager of such proposed Transfer setting forth a description of the material terms and conditions of the proposed Tag Along Transaction, including (i) the identity of the purchaser (such purchaser, the “Tag Along Purchaser”), (ii) the number and type of Apollo Securities the Principal Sellers propose to sell in the Tag Along Transaction and (iii) a description of the form and amount of consideration proposed to be paid for the Apollo Securities (or any Pecuniary Interest therein) in the Tag Along Transaction (the “Tag Along Notice”). If it is anticipated that the Senior Manager will participate in an Exchange pursuant to the Exchange Agreement at the time of a Tag Along Transaction, then the timing of the Tag Along Notice shall be equitably adjusted in a manner reasonably intended to afford the Senior Manager sufficient time to both exercise his rights under the Exchange Agreement and participate in the Tag Along Transaction.
(b)    The Senior Manager may, by written notice to Apollo (“Tag Along Acceptance Notice”) delivered within ten (10) days after the date of the Tag Along Notice, elect to sell in such Tag Along Transaction the Apollo Securities held (directly or indirectly through their Pecuniary Interest) by the Senior Manager and his Group; provided, that the number of the Apollo Securities elected to be sold by the Senior Manager and his Group will not exceed the Senior Manager’s Proportionate Percentage (as calculated in accordance with Section 3.6(c) below) of the Apollo Securities proposed to be transferred by such Principal Sellers, after giving effect to any proposed reduction in the Apollo Securities to be Transferred by such Principal Sellers as a result of the exercise of tag along rights by the holders of the Notes (or Class A Shares issuable upon conversion of the Notes). The failure of the Senior Manager to respond within such ten (10) day period shall be deemed to be a waiver of the Senior Manager’s rights under this Section 3.6.
(c)    For purposes of this Section 3.6, “Proportionate Percentage” means with respect to the Senior Manager, a fraction (expressed as a percentage), (i) the numerator of which is the number of Apollo Securities held (directly or indirectly through their Pecuniary Interests) by the Senior Manager and his Group immediately prior to the consummation of the Tag Along Transaction; and (ii) the denominator of which is the aggregate number of Apollo Securities held (directly or indirectly through their Pecuniary Interests) by the Principal Groups and all other Persons entitled to participate in the Tag Along Transaction (such as other Senior Executives, but excluding the holders of the Notes (or Class A Shares issuable upon conversion of the Notes)) immediately prior to the consummation of the Tag Along Transaction. Transfers pursuant to this Section 3.6 shall first be satisfied with vested Apollo Securities but if all such Apollo Securities are to be sold in the Tag Along Transaction, may be satisfied with unvested Apollo Securities.
(d)    If the Senior Manager or any members of his Group participates in the Tag Along Transaction, such participating Persons shall agree to be bound by substantially the same terms and conditions as the participating Principal Sellers, including making substantially the same representations and warranties, covenants, agreements and indemnities that the Principal Sellers agree to make.
SECTION 3.7    PREEMPTIVE RIGHTS.
(a)    If Apollo or any of its Subsidiaries offers New Securities to a Principal Group or to any of its Affiliates (the aggregate number of New Securities being offered, the “New Issuance”) then, subject to the terms hereof, Apollo shall, before any sale of New Securities pursuant to such offer, deliver to the Senior Manager an offer (the “Preemptive Offer”) to issue to the Senior Manager, at the Senior Manager’s election, up to such number of New Securities equal to its Preemptive Proportionate Percentage of the New Issuance upon the terms set forth in this Section 3.7 (such New Securities, the “Senior Manager New Securities”), it being understood that if the Senior Manager accepts a Preemptive Offer in accordance with Section 3.7(b), the number of New Securities ultimately issued to the Principal Group or any of its Affiliates under this Section 3.7 shall equal the New Issuance less the applicable number of Senior Manager New Securities and other Apollo Securities issued pursuant to similar preemptive rights. The Preemptive Offer shall state (i) that Apollo proposes to issue the New Issuance and specify their number and terms (including the purchase price per New Security) and (ii) the Senior Manager’s Preemptive Proportionate Percentage. The Preemptive Offer shall remain open and be irrevocable for a period of fifteen (15) days from the date of its delivery (the “Preemptive Offer Period”). For purposes of this Section 3.7, “Preemptive Proportionate Percentage” means, with respect to the Senior Manager, a fraction (expressed as a percentage), (x) the numerator of which is the number of Class A Shares held by the Senior Manager’s Group immediately prior to the consummation of the New Issuance (calculated on an as-converted basis assuming all AOG Units covered by the Pecuniary Interest of the Senior Manager or his Group have been exchanged for Class A Shares irrespective of vesting) and (y) the denominator of which is the aggregate number of Class A Shares outstanding immediately prior to the consummation of the New Issuance (calculated on a fully-diluted basis and assuming all AOG Units have been exchanged for Class A Shares).
(b)    The Senior Manager (and/or members of his Group designated by the Senior Manager) may accept the Preemptive Offer by delivering to Apollo a notice (the “Purchase Notice”) within the Preemptive Offer Period. The Purchase Notice shall state the number of New Securities the Senior Manager desires to purchase which in no event may exceed its number of Senior Manager New Securities. The Purchase Notice shall be irrevocable, and the Senior Manager (and/or members of his Group designated by the Senior Manager) shall purchase the New Securities at the same time as the Principal Group(s) acquire the New Issuance less any portion of the New Issuance which the Senior Manager agreed to purchase pursuant to this Section 3.7 or other Persons agreed to acquire pursuant to other rights similar to those set forth in this Section 3.7.
SECTION 3.8    CERTAIN COVENANTS WITH RESPECT TO PRINCIPALS. Holdings and BRH agree that, unless the Senior Manager and his Group are given equivalent provisions, no modifications, waivers or additional agreements shall be made that benefit any Principal or a member of his Group (or in the case of clauses (iv) and (v), all Principals) (i) to Section 2.2 of the Shareholders Agreement that would permit Pecuniary Interests to be transferred at an earlier time or in a greater amount than would otherwise be permitted (including any change to the definition of IPO or the equivalent triggering event for the timing thereunder), (ii) to the terms of the Exchange Agreement that would permit more AOG Units to be exchanged or to be exchanged at an earlier time or that would permit AOG Units that were otherwise not exchangeable to be exchanged (including any change to the definition of IPO or the equivalent triggering event for the exchange right) or to permit more Class A Shares to be sold or to be sold at an earlier time or to permit Class A Shares to be sold that would otherwise not be permitted to be sold, (iii) to the registration rights provisions of Article V of the Shareholders Agreement, (iv) to the vesting provisions of the Pecuniary Interests of all of the Principals (and their respective Groups) that either accelerated vesting of Pecuniary Interests all of the Principals while they continue full time employment with Apollo or accelerated vesting upon death or disability, (v) to the restrictive covenants and limitations on outside activities (contained in Sections 1 and Section 6 of each Principal’s Employment Agreement) applicable to all of the Principals with respect to the scope of such covenants or limitations or the reduction of the restrictive period (but only if the reduction results in a restrictive period shorter than the restrictive period applicable to the Senior Manager), or (vi) to the Tax Receivables Agreement. Prior to the earlier of an IPO or the time as such Principal is no longer providing services as a partner to, or employed by, an Apollo Service Recipient, Apollo shall not, and shall not permit any Apollo Service Recipient to, amend or waive (a) the restrictive covenants and limitations on outside activities applicable to any Principal (as set forth in Sections 1 and 6 of such Principal’s Employment Agreement), or (b) the ownership restrictions in Section 2.3 of the Shareholders Agreement. The Senior Manager shall have the right, on his behalf and on behalf of his Group, to waive the rights afforded pursuant to this Section 3.8.
ARTICLE IV

VESTING; FORFEITURE; TRANSFER RESTRICTIONS
SECTION 4.1    VESTING.
(a)    The Pecuniary Interest in AOG Units owned by the Senior Manager and his Group shall be subject to vesting as provided in this Section 4.1.
(b)    Upon the Senior Manager’s termination by an Apollo Service Recipient for Cause, or upon the Senior Manager’s resignation without Good Reason or retirement, the vested portion of the Pecuniary Interest in AOG Units owned by the Senior Manager and his Group shall equal (i) (x) the Senior Manager Group’s then current Pecuniary Interest in AOG Units plus the Senior Manager Group’s Transferred Interests (if any) multiplied by (y) the Senior Manager’s Applicable Fraction; minus (ii) the Senior Manager Group’s Transferred Interests; provided, however, that the vested portion shall not be less than zero.
(c)    Upon a termination of the Senior Manager for death, by the Apollo Service Recipient due to Disability, by the Apollo Service Recipient without Cause (such that he is no longer providing services as a partner to, or employed by, any Apollo Service Recipient) or resignation by the Senior Manager for Good Reason, the vested portion of the Pecuniary Interest in AOG Units owned by the Senior Manager and his Group shall equal: (i) the product (such product, the “Partial Vested Amount”) of (x) the sum (such sum, the “Base Amount”) of the Senior Manager and his Group’s then-current Pecuniary Interest in AOG Units plus the Senior Manager Group’s Transferred Interests (if any), multiplied by (y) the Senior Manager’s Applicable Fraction; plus (ii) fifty percent (50%) of the difference between (x) the Base Amount and (y) the Partial Vested Amount; minus (iii) the Senior Manager Group’s Transferred Interests; provided, however, that the vested portion shall not be less than zero. For the avoidance of doubt, if the Senior Manger retires at a time that he could have resigned for Good Reason, he shall be deemed to have resigned for Good Reason for the purposes of this Section 4.1.
(d)    In the event of: any reclassification, recapitalization, stock split or reverse stock split; any merger, combination, consolidation, or other reorganization; any split-up, spinoff, or similar extraordinary dividend distribution in respect of the Class A Shares; or any similar extraordinary transaction, in each case that affects the AOG Units, the Board shall equitably and proportionately adjust the AOG Units to the extent necessary to preserve (but not increase) the Senior Manager Group’s rights with respect to such AOG Units immediately prior to such transaction or event. Any good faith determination by the Board as to whether an adjustment is required in the circumstances pursuant to this Section 4.1(d), and the extent and nature of any such adjustment, shall be conclusive and binding on all Persons.
(e)    Nothing contained in this Agreement constitutes a service commitment by the Senior Manager, affects the Senior Manager’s status as a service provider to Apollo Service Recipients who is subject to termination without Cause, confers upon the Senior Manager any right to remain in service to any Apollo Service Recipient or any of their respective Affiliates, interferes in any way with the right of any Apollo Service Recipient or any of their respective Affiliates at any time to terminate such services, or affects the right of any Apollo Service Recipient or any of their respective Affiliates to increase or decrease the Senior Manager’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Senior Manager without his consent thereto.
SECTION 4.2    FORFEITURE.
(a)    Upon the Senior Manager’s (the “Forfeiting Senior Manager”) termination of services (such that he is no longer providing services as a partner to, or employed by, any Apollo Service Recipient) for any reason, the Pecuniary Interest in AOG Units then held by such Forfeiting Senior Manager and his Group pursuant to this Agreement that has not vested in accordance with Section 4.1 shall be forfeited (the “Forfeited Interests”) as of the applicable Forfeiture Date to BRH (or, at BRH’s discretion, the Apollo Operating Group). Upon the forfeiture of the Forfeited Interests, Pecuniary Interest in AOG Units of the Senior Manager and his Group shall be decreased by the Pecuniary Interest forfeited and, at BRH’s discretion, either (i) BRH’s Pecuniary Interest in AOG Units shall be increased by the Forfeited Interests received or (ii) the Forfeited Interests will be transferred to the member of the Apollo. Operating Group that issued such interests for cancellation. For avoidance of doubt, the Forfeited Interests shall not include any AOG Units that have been sold to a Person outside the Forfeiting Senior Manager’s Group in accordance with the terms of this Agreement and any other agreement referenced herein.
(b)    All credits and debits to the Capital Account of the Forfeiting Senior Manager and his Group shall, from the date of termination of such Forfeiting Senior Manager until the applicable Forfeiture Date, be computed on a pro-forma basis assuming the Ownership Percentage of such Forfeiting Senior Manager and his Group had been adjusted on the date of termination to give effect to the forfeiture to occur on the Forfeiture Date. Amounts that would, but for the preceding sentence, be debited or credited to the Capital Account of such Forfeiting Senior Manager and his Group shall, on the applicable Forfeiture Date, be debited or credited to the Capital Account of BRH.
(c)    Notwithstanding anything to the contrary herein, no interests in Holdings shall be issued if such issuance will change the Pecuniary Interest of the Senior Manager or a member of his Group in AOG Units, unless the Senior Manager (or his legal representative) consents to such issuance.
SECTION 4.3    TRANSFER RESTRICTIONS. The Senior Manager, whether on his own behalf or on behalf of his Group, shall not, directly or indirectly, voluntarily effect cumulative transfers of his Pecuniary Interests representing more than (the percentages set forth in this Section 4.3, in each case, shall be determined based on the aggregate amount of Pecuniary Interests held by the Senior Manager and his Group as of the date hereof):
(a)    0% of his Pecuniary Interests at any time prior to the second anniversary of the closing date of the IPO;
(b)    7.5% of his Pecuniary Interests at any time after the second anniversary and prior to the third anniversary of the closing date of the IPO;
(c)    15% of his Pecuniary Interests at any time after the third anniversary and prior to the fourth anniversary of the closing date of the IPO;
(d)    22.5% of his Pecuniary Interests at any time after the fourth anniversary and prior to the fifth anniversary of the closing date of the IPO;
(e)    30% of his Pecuniary Interests at any time after the fifth anniversary and prior to the sixth anniversary of the closing date of the IPO; and
(f)    100% of his Pecuniary Interests, solely to the extent then vested, at any time after the sixth anniversary of the closing date of the IPO.
Notwithstanding anything contained to the contrary in this Section 4.3, the Senior Manager or any member of his Group may transfer any of his or its Pecuniary Interests: (w) with the consent of the General Partner, (x) to any Permitted Transferee; provided, that neither the Senior Manager nor any member of his Group may transfer any of his or its interests in Holdings to a Permitted Transferee unless such Permitted Transferee becomes a party to this Agreement by executing a joinder in the form attached as Exhibit A hereto, (y) in connection with (i) an Approved Sale pursuant to Section 5.2 or (ii) a Tag Along Transaction pursuant to Section 3.6, or (iii) a Sale Transaction, and (z) in connection with a Private Placement or IPO, as long as such sale is pro rata with such similar sales by any of the Principal Groups or BRH. Any transfers permitted pursuant to the preceding sentence shall not count for purposes of calculating whether the total amount of Pecuniary Interests transferred by a Senior Manager or his Group is below the percentages set forth in clauses (a) through (f) above. Notwithstanding anything in this Agreement to the contrary, if BRH or any Principal or his Group sells in a Private Placement or IPO, the Senior Manager’s Group shall have the right to make an Exchange and sell a pro rata amount, based on ownership of Class A Shares (assuming that all Pecuniary Interests were Exchanged for Class A Shares) of Class A Shares in such Private Placement or IPO.
ARTICLE V

GOVERNANCE; CERTAIN RIGHTS AND OBLIGATIONS
SECTION 5.1    GOVERNANCE OF HOLDINGS. Except as expressly provided herein or as otherwise delegated to another Person by the General Partner, Holdings will be governed by, and the business and affairs of Holdings shall be managed by or under the direction of the General Partner.
SECTION 5.2    REQUIRED PARTICIPATION IN APPROVED SALES. At any time that BRH proposes a sale or other disposition of Holdings or any portion thereof, through a merger, reorganization, sale of limited partnership interests, asset sale or otherwise, to an unaffiliated third party (an “Approved Sale”), the Senior Manager and each member of his Group shall (i) consent to and raise no objections against the Approved Sale, (ii) if the Approved Sale is structured as a sale, contribution and/or exchange or issuance of the limited partnership interests of Holdings (whether by merger, recapitalization, consolidation, transfer of limited partnership interests, or otherwise, as applicable), then the Senior Manager and each member of his Group shall waive any dissenters rights, appraisal rights or similar rights in connection with such Approved Sale and hereby agrees to vote in favor of such Approved Sale (as applicable), and (iii) the Senior Manager and each member of his Group shall agree to transfer his, her or its limited partnership interests on terms and conditions approved by BRH (subject to the provisos below), and hereby waives preemptive or other similar rights with respect to any issuance of limited partnership interests to be effected in connection herewith. The Senior Manager and each member of his Group shall take all necessary and desirable actions in connection with the consummation of the Approved Sale, including the execution of such agreements, including such instruments and other actions reasonably necessary to (1) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale and (2) if applicable, to effectuate the allocation and distribution of the aggregate consideration upon any Approved Sale as set forth below. Holdings shall provide the Senior Manager with written notice of any Approved Sale at least ten (10) days prior to the consummation thereof and the Senior Manager shall be obligated to participate in the Approved Sale with respect to the same percentage of his Pecuniary Interest as the Principal Groups collectively are participating with respect to their direct or indirect Pecuniary Interests in such Approved Sale. Notwithstanding the foregoing, the obligation of the Senior Manager and each member of his Group to participate in any Approved Sale pursuant to this Section 5.2 is subject to the satisfaction of the following conditions: (i) the Senior Manager and the other Limited Partners (including, indirectly, the Principals and the Principal Groups through their participation in BRH) shall be treated ratably with respect to the Pecuniary Interests so transferred, proceeds or other consideration of such Approved Sale, any hold-backs, and any related matters based upon Ownership Percentages, subject to any limitations set forth in the Holdings LPA, and (ii) in the event that the Limited Partners are required to provide any representations, warranties or indemnities in connection with an Approved Sale (other than representations, warranties and indemnities made on a several basis concerning each Limited Partner’s valid ownership of limited partnership interests, free of all liens and encumbrances, enforceability of transaction documents, and each Limited Partner’s authority, power, and right to enter into and consummate agreements relating to such Approved Sale without violating applicable law or any other agreement), then the Senior Manager and his Group shall not be liable for more than its pro rata amount (based upon Ownership Percentages) of any liability for misrepresentation or indemnity (except in respect of such several representations and warranties) and such liability shall not exceed the total purchase price received by the Senior Manager and his Group from such purchaser.
SECTION 5.3    OUTSIDE ACTIVITIES.
(a)    While providing services to an Apollo Service Recipient, substantially all of the Senior Manager’s working time will be dedicated to Apollo and its Affiliates and the Senior Manager shall not provide business services to, or become employed by, a Person other than Apollo and its Subsidiaries without the prior written approval of the General Partner (other than activities that have been specifically approved by one or more of the Principals prior to the date hereof and other than business services provided to Portfolio Companies as a representative of Apollo or its Subsidiaries). Without the approval of the General Partner, the Senior Manager (an “Interested Party”) shall not at any time prior to the Senior Manager’s termination of with an Apollo Service Recipient, acquire a Financial Interest (as defined below) in (i) any Person in which any member of the Apollo Operating Group or any Subsidiary of the Apollo Operating Group holds an Investment or (ii) any potential Investment actively under consideration by any member of the Apollo Operating Group or any Subsidiary of the Apollo Operating Group. This provision shall not apply to any directors’ and other fees or equity incentives from or in a Portfolio Company that became a Portfolio Company as a result of an Investment made by any Fund prior to January 1, 2007 or to any other Financial Interest acquired prior to the date hereof or the date such Investment is first described by clauses (i) or (ii) of the preceding sentence, provided, that the Senior Manager shall promptly disclose in writing such Financial Interests to Apollo and the General Partner. “Financial Interest” means the ownership of securities or rights to acquire securities or the right to receive compensation as an officer, partner or employee in or from a Person. The foregoing limitation shall not apply to investments described in clause (ii) of Section 5.3(b), even if such funds or accounts invest in (i) any Person in which Apollo or any of its Subsidiaries or any Fund holds an investment interest or (ii) any potential investment actively under consideration by any member of the Apollo Operating Group or any Subsidiary of the Apollo Operating Group. Without the approval of the General Partner, prior to the Senior Manager’s termination of service as a partner with an Apollo Service Recipient, the Senior Manager shall not actively participate in the management of any business, other than (i) a business of the Apollo Operating Group or a member or Subsidiary thereof or any Person in which a member or Subsidiary of the Apollo Operating Group holds an Investment on behalf of the Apollo Operating Group, (ii) a business described in clause (i) of Section 5.3(b), (iii) board level participation in a business described in clause (iv) of Section 5.3(b) and (iv) activities that have been specifically approved by one or more of the Principals prior to the date hereof. For avoidance of doubt, a “business” in the preceding sentence and the first sentence of this Section 5.3(a) shall not include volunteer work for any charitable, cultural, educational or philanthropic organization.
(b)    At all times prior to the date that the Senior Manager is no longer serving as a partner or employee of any Apollo Service Recipient, the Senior Manager shall not make any personal investment in a Covered Investment other than:
(i)    investments which are either (x) investments made (or legally committed to be made) on or prior to the date hereof without violating any existing duty to Apollo and its Affiliates or (y) follow-on investments to the investments described in clause (x) or investments made to refinance the investments described in clause (x);
(ii)    passive investments in private equity funds, mutual funds, hedge funds and other managed accounts (but not investments in the manager of such funds or accounts) in which the Interested Party does not influence or control or have advance or contemporaneous knowledge of investment recommendations or decisions, even if such funds or accounts make investments similar to the Investments made by any Fund;
(iii)    passive ownership of less than 5% of the outstanding publicly traded equity securities of any issuer;
(iv)    investments in private companies equal to the lesser of (x) 10% of the outstanding equity securities of such private company and (y) $30 million per company or group of affiliated companies operating as part of one business;
(v)    any other investment so long as (x) such investment has been previously disclosed to the General Partner, (y) the General Partner determines that the consummation of such investment by the Senior Manager is not prohibited by the governing documents of any Fund, and (z) the General Partner determines that (A) it is not advisable for any Fund to make such investment or (B) the investment does not comport with the intent of any Fund, and accordingly, the Senior Manager’s consummation of the investment does not raise any appearance of impropriety;
provided, however, that in no event shall the Senior Manager make any investment that conflicts with Apollo’s then-current code of ethics or any trading policies of Apollo (it being understood that the terms and restrictions of any such policy may be more restrictive than required by applicable law). Compliance with the code of ethics and any trading policy of Apollo will generally require disclosure of such potential personal investment to the general counsel of Apollo or his designee. Nothing contained in this Section 5.3 or elsewhere in this Agreement shall restrict or diminish (x) the Senior Manager’s disclosure obligations pursuant to the code of ethics of Apollo or as may otherwise be required to comply with applicable laws or (y) the Senior Manager’s obligations pursuant to any employment or service agreement with Apollo or its Subsidiaries.
(c)    The Senior Manager hereby agrees to promptly disclose to Apollo and the General Partner any potential conflict of interest (as set forth in this Section 5.3) upon becoming consciously aware of such conflict or potential conflict.
(d)    All directors’ and other fees or equity incentives payable to the Senior Manager by a Portfolio Company that became a Portfolio Company as a result of an Investment made by any Fund on or after January 1, 2007 (net of applicable taxes, if any) shall be transferred to Apollo or its designee without any additional consideration therefor.
SECTION 5.4    ACCESS TO BOOKS, RECORDS AND FINANCIAL INFORMATION. The Senior Manager shall have the right, upon reasonable request for purposes reasonably related to the interest of the Senior Manager as a partner of Holdings, to inspect, during normal business hours, Holdings’ books and records (including such financial and other information relating to Holdings or any other Person in which Holdings directly or indirectly owns an interest) for so long as the Senior Manager is a partner of Holdings; provided, however, that the General Partner shall have the right to keep confidential from the Senior Manager, for such period of time as the General Partner deems reasonable, any information which the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interest of Holdings or could damage Holdings or its business or which Holdings is required by law or by agreement with a third party to keep confidential; provided, further, that the Senior Manager shall not have any right to inspect or review the Agreement Among Principals, any other Limited Partner’s roll-up agreement or similar agreement, or the Ownership Percentages of any other Limited Partner. All requests for information or access shall be made in writing and shall specify the reasons for such request. Holdings shall have twenty (20) Business Days to respond to such request (or such longer period as may be reasonable under the circumstances given the volume or complexity of the request). The Senior Manager shall reimburse Holdings for all reasonable expenses incurred by it in order to provide such information or access (including expenses necessary to provide such information or access in a manner that is prudent in order to protect the interests of Holdings and its Affiliates). Holdings shall have no obligation to generate information that does not exist nor organize information in a format that does not exist. Holdings shall not have to respond to more than one request in any thirty (30) day period made by the Senior Manager, provided that one request may include more than one deliverable. The rights of the Senior Manager pursuant to this Section 5.4 shall expire when the Senior Manager no longer owns an interest in Holdings. The Senior Manager acknowledges and agrees that he has bargained for and agreed to the provisions of this Section 5.4 and any other provisions of this Agreement which restrict access to information, that such provisions constitute a fundamental element of their agreement relating to the affairs of Holdings, that such provisions limit rights of inspection otherwise available to them and that such provisions are intended to be enforceable notwithstanding any rights of inspection otherwise available at law or in equity.
SECTION 5.5    CONFIDENTIAL INFORMATION.
(a)    The Senior Manager will not disclose or use at any time, either prior to his termination or thereafter, any Confidential Information of which he is or becomes aware, whether or not such information is authored or developed by him, except to the extent that (i) such disclosure or use is directly related to and required by his performance of duties to Apollo or any of its Subsidiaries or any Portfolio Company, (ii) subject to Sections 6.8 and 6.9, to the extent that such disclosure is required in connection with any action by the Senior Manager to enforce rights under this Agreement or any other agreement with Holdings, Apollo or any of its Subsidiaries or any Portfolio Company, (iii) such disclosure is expressly permitted by the terms of this Agreement or the Senior Manager has obtained the prior written consent of the General Partner (which consent may be granted or withheld by the General Partner), or (iv) such disclosure is legally required to be made; provided, in the case of clause (iv), that the Senior Manager shall provide ten (10) days prior written notice, if practicable, to Holdings of such disclosure so that Holdings may seek a protective order or similar remedy; and, provided, further, that, in each case set forth above, the Senior Manager informs the recipients that such information or communication is confidential in nature. The Senior Manager acknowledges and agrees that this Agreement and the provisions hereof constitute confidential information of Holdings and its Affiliates and that any documents, information or reports received by the Senior Manager from Holdings shall be treated as confidential and proprietary information of Holdings. The Senior Manager acknowledges that he has no right to information about a particular Portfolio Company or Fund except in his capacity as an investor in such Fund or director of such Portfolio Company.
(b)    Any trade secrets of Holdings, Apollo or any of its Subsidiaries or any Portfolio Company will be entitled to all of the protections and benefits under any applicable law. If any information that Holdings deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Senior Manager hereby waives any requirement that Holdings submit proof of the economic value of any trade secret or post a bond or other security.
SECTION 5.6    RESTRICTIVE COVENANTS.
(a)    Prior to resigning from his partnership with any Apollo Service Recipient, the Senior Manager shall provide ninety (90) days notice to such Apollo Service Recipient.
(b)    The Senior Manager agrees that during the period of his service as a partner to an Apollo Service Recipient and during the Restricted Period, the Senior Manager shall not, directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, member, shareholder of a closely held corporation or shareholder in excess of five percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business, either in the United States or in any other place in the world where Apollo or any of its Affiliates, successors or assigns engages in the business. Notwithstanding anything to the contrary contained in this Section 5.6(b), investments described in Section 5.3(b) are permitted.
(c)    The Senior Manager agrees that during the period of his service as a partner to an Apollo Service Recipient and for two years after he is no longer providing services to an Apollo Service Recipient, the Senior Manager shall not, directly or indirectly, (i) solicit or induce any officer, director, employee, agent or consultant of Apollo or any of its successors, assigns or Affiliates to terminate his, her or its employment or other relationship with Apollo or its successors, assigns or Affiliates for the purpose of associating with any Competing Business, or otherwise encourage any such Person to leave or sever his, her or its employment or other relationship with Apollo or its successors, assigns or Affiliates, for any other reason, or (ii) hire any such individual whom the Senior Manager knows left the employ of (or service as a partner to) Apollo or any of its Affiliates during the immediately preceding twelve (12) months. This provision shall not prohibit the Senior Manager from soliciting or hiring his personal assistant or assistants at the time of his departure. For purposes of this Section 5.6(c) and Section 5.6(d), “Affiliates” shall not include any Portfolio Company.
(d)    The Senior Manager agrees that during the period of his service as a partner to an Apollo Service Recipient and for two years after he is no longer providing any services as a partner to, or employed by, any Apollo Service Recipient, the Senior Manager shall not, directly or indirectly, (i) solicit or induce any investors, financing sources or capital market intermediaries of Apollo or its successors, assigns or Affiliates to terminate (or diminish in any respect) his, her or its relationship with Apollo or its successors, assigns or Affiliates, or (ii) otherwise interfere with or damage (or attempt to impede or otherwise interfere with or damage) any business relationship and/or agreement to which any Apollo Service Recipient or any Affiliate thereof is a party. Nothing in this paragraph applies to those investors, financing sources, capital market intermediaries or business relations who did not conduct business with Apollo, or its successors, assigns or Affiliates during the Senior Manager’s service as a partner to, or employment with, or the period in which the Senior Manager held, directly or indirectly, an ownership interest in, an Apollo Service Recipient, Holdings or any of their respective Affiliates. For avoidance of doubt, identification of limited partners of any Fund with regard to activity that is not prohibited by Section 5.6(b) shall not be deemed to be a breach of this Section 5.6(d) or Section 5.5.
(e)    The Senior Manager agrees that he shall not, whether during his service as partner or employment or thereafter, directly or indirectly, make or ratify any statement, public or private, oral or written, to any Person that disparages, either professionally or personally, Apollo or any of its Affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them. Apollo agrees that it shall not, and it shall ensure that any Principal shall not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages the Senior Manager, either professionally or personally. The obligations under this paragraph shall not apply to disclosures compelled by applicable law or order of any court.
(f)    The Senior Manager agrees and acknowledges that each restrictive covenant contained in this Section 5.6 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of Holdings, Apollo and their respective Affiliates, imposes no undue hardship on the Senior Manager, is not injurious to the public, and that any violation of any of the restrictive covenants contained in this Section 5.6 shall be specifically enforceable in any court with jurisdiction upon short notice. The Senior Manager agrees and acknowledges that his ownership interests in Holdings is in consideration of the covenants contained in this Section 5.6, the sufficiency of which consideration is hereby acknowledged. If any provision of this Section 5.6 as applied to the Senior Manager or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Section 5.6. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, the Senior Manager agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, to the extent necessary to permit enforcement, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Senior Manager agrees and acknowledges that any such breach of any provision of this Section 5.6 will cause irreparable injury to Holdings, Apollo and their respective Affiliates and upon breach of any provision of this Section 5.6, Holdings or Apollo shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which Holdings or Apollo may have (including, without limitation, the right to seek monetary damages). Each of the covenants in this Section 5.6 shall be construed as an agreement independent of any other provisions in the Agreement to which it is attached, other than the consideration for such covenant provided in the Agreement.
(g)    The Senior Manager will cooperate in all reasonable respects with Apollo and its Affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against Apollo or any of its Affiliates, to the extent that Apollo reasonably deems the Senior Manager’s cooperation necessary. The Senior Manager shall be reimbursed for all out-of-pocket expenses incurred by him as a result of such cooperation.
ARTICLE VI

MISCELLANEOUS
SECTION 6.1    NOTICES. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile (provided a copy is thereafter promptly delivered as provided in this Section 6.1) or nationally recognized overnight courier, addressed to such party at the address and facsimile number set forth on Schedule III.
SECTION 6.2    INTERPRETATION. In the event of any inconsistency between this Agreement and the annexes hereto, such annexes shall govern. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “included”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
SECTION 6.3    SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
SECTION 6.4    COUNTERPARTS. This Agreement may be executed in one or more counterparts, including via facsimile, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement, it being understood that both parties need not sign the same counterpart.
SECTION 6.5    ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the Holdings LPA (a) constitute the entire agreement and (except with respect to any agreements entered into contemporaneously herewith or as otherwise expressly provided herein) supersede all other prior agreements, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any Person, other than the parties hereto and (i) the General Partner, (ii) the Persons that issued the Senior Manager Points and the general partners of such Persons, and (iii) the Principals (each of whom the Senior Manager, on his own behalf and on behalf of his Group, expressly agrees, acknowledges and confirms is intended to be, and will be, a third party beneficiary of any and all undertakings, agreements, and representations made herein by the Senior Manager as if he or it were a party hereto, notwithstanding that he or it are not a party to this Agreement) any rights or remedies hereunder. In the event of any inconsistency between this Agreement and Annex A hereto, Annex A shall govern.
SECTION 6.6    FURTHER ASSURANCES. Each party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.
SECTION 6.7    GOVERNING LAW; EQUITABLE REMEDIES. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that in the event that (a) arbitration pursuant to Section 6.9 is not available or (b) circumstances exist such that immediate action must be taken to preserve the intent of this Agreement pending an arbitration in accordance with Section 6.9, the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. In such event, any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance pursuant to this Section 6.7, it will not assert the defense that a remedy at law would be adequate.
SECTION 6.8    CONSENT TO JURISDICTION. It is the desire and intent of the parties hereto that any disputes or controversies arising under or in connection with this Agreement be resolved pursuant to arbitration in accordance with Section 6.9; provided, however, that, to the extent that Section 6.9 is held to be invalid or unenforceable for any reason, and the result is that the parties hereto are precluded from resolving any claim arising under or in connection with this Agreement pursuant to the terms of Section 6.9 (after giving effect to the terms of Section 6.3), the following provisions of this Section 6.8 shall govern the resolution of all disputes or controversies arising under this Agreement. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement or any transaction contemplated hereby each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of (A) the United States District Court for the Southern District of New York or (B) in the event that such court lacks jurisdiction to hear the claim, the state courts of New York located in the borough of Manhattan, New York City (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the party at his or her respective address referred to in Section 6.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
SECTION 6.9    ARBITRATION.
(a)    Except as provided in Section 5.6(f) and Section 6.7, the parties hereto agree that any dispute, controversy or claim arising out of or relating to this Agreement, whether based on contract, tort, statute or other legal or equitable theory (including without limitation, any claim of fraud, intentional misconduct, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this clause) or the breach or termination hereof (the “Dispute”), shall be resolved in binding arbitration in accordance with the following provisions:
(i)    Such dispute shall be resolved by binding arbitration to be conducted before JAMS in accordance with the provisions of JAMS’ Comprehensive Arbitration Rules and Procedures as in effect at the time of the arbitration.
(ii)    The arbitration shall be held before a panel of three arbitrators appointed by JAMS, in accordance with its rules, who are not Affiliates of any party to such arbitration and do not have any potential for bias or conflict of interest with respect any of the parties hereto, directly or indirectly, by virtue of any direct or indirect financial interest, family relationship or close friendship.
(iii)    Such arbitration shall be held at such place as the arbitrators appointed by JAMS may determine within New York, New York, or such other location to which the parties hereto may agree.
(iv)    The arbitrators shall have the authority, taking into account the parties’ desire that any arbitration proceeding hereunder be reasonably expedited and efficient, to permit the parties hereto to conduct discovery. Any such discovery shall be (i) guided generally by but be no broader than permitted under the United States Federal Rules of Civil Procedure (the “FRCP”), and (ii) subject to the arbitrators and the parties hereto entering into a mutually acceptable confidentiality agreement.
(v)    The arbitrators shall have the authority to issue subpoenas for the attendance of witnesses and for the production of records and other evidence at any hearing and may administer oaths. Any such subpoena must be served in the manner for service of subpoenas under the FRCP and enforced in the manner for enforcement of subpoenas under the FRCP.
(vi)    The arbitrators’ decision and award in any such arbitration shall be made by majority vote and delivered within thirty (30) calendar days of the conclusion of the evidentiary hearings. In addition, the arbitrators shall have the authority to award injunctive relief to any of the parties.
(vii)    The arbitrators’ decision shall be in writing and shall be as brief as possible and will include the basis for the arbitrators’ decision. A record of the arbitration proceeding shall be kept.
(viii)    Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
(ix)    The parties shall share equally all expenses of JAMS (including those of the arbitrators) incurred in connection with any arbitration. Notwithstanding the foregoing, if the arbitrators determine that any party’s claim or position was frivolous, such party shall reimburse the other parties to such arbitration for all reasonable expenses incurred (including reasonable legal fees and expenses) in connection with such arbitration.
(x)    The parties hereto agree to participate in any arbitration in good faith.
(b)    If JAMS is unable or unwilling to commence arbitration with regard to any such Dispute within thirty (30) calendar days after the parties have met the requirements for commencement as set forth in Rule 5 of the JAMS Comprehensive Arbitration Rules and Procedures, then the Disputes shall be resolved by binding arbitration, in accordance with the International Arbitration Rules of the American Arbitration Association (the “AAA”), before a panel of three arbitrators who shall be selected jointly by the parties involved in such Dispute, or if the parties cannot agree on the selection of the arbitrators, shall be selected by the AAA (provided that any arbitrators selected by the AAA shall meet the requirements of subparagraph (a)(ii) above). Any such arbitration shall be subject to the provisions of subparagraphs (a)(iii) through (a)(x) above (as if the AAA were JAMS). If the AAA is unable or unwilling to commence such arbitration within thirty (30) calendar days after the parties have met the requirements for such commencement set forth in the aforementioned rules, then either party may seek resolution of such Dispute through litigation in accordance with Sections 6.7 and 6.8.
(c)    Except as may be necessary to enter judgment upon the award or to the extent required by applicable Law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrators, the parties and their counsel, and each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any Person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award or as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.
SECTION 6.10    AMENDMENTS; WAIVERS; NO DISCRIMINATORY ACTION.
(a)    The Agreement may be amended and the terms and conditions of the Agreement may be changed or modified at any time upon the approval, in writing, of the parties hereto (or their legal representative, if applicable); provided, however, that in the event that BRH or Holdings is liquidated or dissolved, the provisions hereof may be amended by the General Partner to account for such liquidation or dissolution without the consent of the Senior Manager or any member of his Group, so long as (i) such amended provisions are on substantially similar terms to those included herein and (ii) there is no adverse economic or tax consequence to the Senior Manager or any member of his Group. For all purposes of this Agreement, the consent of the Senior Manager (or his legal representative) shall be sufficient to bind the Senior Manager and all members of his Group.
(b)    In addition to the provisions of Section 3.8, Apollo shall not permit the Shareholders Agreement or the Exchange Agreement to be amended in a manner that discriminates against the Senior Manager or his Group relative to the Principals and their Groups or the other Senior Executives and their Groups without first obtaining the consent of the Senior Manager (or his legal representative). Without limiting the generality of the foregoing, Apollo acknowledges that the Senior Manager and his Group are third party beneficiaries of Section 7.2 of the Shareholders Agreement and such Section may not be amended or terminated in a manner that would adversely affect the Senior Manager and his Group without the prior consent of the Senior Manager (or his legal representative).
(c)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
(d)    The Senior Manager, whether on his own behalf or on behalf of his Group, will not take any action as a stockholder, director, partner, member, officer or otherwise except in a manner that is consistent with the terms of this Agreement, and the Senior Manager shall not enter into any agreement or arrangement of any kind with any Person on terms inconsistent with the provisions of this Agreement (whether or not such agreement or arrangement is with other Limited Partners, Permitted Transferees or with Persons that are not party to this Agreement). Each Permitted Transferee will not take any action as a stockholder, director, partner, member, officer or otherwise except in a manner that is consistent with the terms of this Agreement, and no Permitted Transferee shall enter into any agreement or arrangement of any kind with any Person on terms inconsistent with the provisions of this Agreement (whether or not such agreement or arrangement is with a Limited Partner, any other Permitted Transferee or with Persons that are not party to this Agreement).
SECTION 6.11    ASSIGNMENT. Except as expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, that BRH may assign its rights and obligations hereunder to its limited partners at any time. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.
SECTION 6.12    SPOUSAL CONSENT. If requested by Holdings, each Senior Manager or Permitted Transferee who is an individual shall cause his or her spouse, as applicable, to execute and deliver a separate consent and agreement in form and substance reasonably acceptable to Holdings (a “Spousal Consent”). The signature of a spouse on a spousal consent shall not be construed as making, and shall not have the effect of making, such spouse a partner of Holdings or a party to this Agreement, except as expressly set forth in such consent. Each Senior Manager or Permitted Transferee who is an individual will certify his or her marital status to Holdings at Holdings’ request, and promptly notify Holdings of any change in his or her marital status.
SECTION 6.13    NOTICES AND INSTRUCTIONS TO SENIOR MANAGER GROUP. The parties hereto acknowledge and agree that for purposes of administrative convenience and providing clear and non-conflicting instructions to Holdings, the Senior Manager was given certain rights under this Agreement to give notices and to give instructions that would be binding upon the Senior Manager and his Group. The parties agree that while Holdings shall be entitled to rely on such notices and instructions as being binding on the Senior Manager and his Group, such provisions are not intended to convey or transfer any right or authority from a member of the Senior Manager’s Group to the Senior Manager, and that as between the Senior Manager and members of his Group, it is the Senior Manager’s obligation to obtain appropriate instruction, consent or authority to give such notices or instructions from a member of his Group that affect such member of his Group.
* * * * *

2

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.
AP PROFESSIONAL HOLDINGS, L.P.

By:	BRH Holdings GP, Ltd. its General Partner

By:	/s/ John J. Suydam John J. Suydam Vice President
BRH HOLDINGS, L.P.

By:	BRH Holdings GP, Ltd. its General Partner

By:	/s/ John J. Suydam John J. Suydam Vice President
APOLLO GLOBAL MANAGEMENT, LLC

By:	AGM Management, LLC its Manager

By:	BRH Holdings GP, Ltd. its Sole Member

By:	/s/ John J. Suydam John J. Suydam Vice President

[Roll Up Agreement — Kleinman]

SOLELY IN CONNECTION WITH SECTION 2.1:
APO CORP.

By:	/s/ John J. Suydam John J. Suydam Vice President and Secretary
APO ASSET CO., LLC

By:	/s/ John J. Suydam John J. Suydam Vice President and Secretary

[Roll Up Agreement — Kleinman]

/s/ Scott M. Kleinman
Scott M. Kleinman

[Roll Up Agreement — Kleinman]

TRANSFEROR
THE KLEINMAN CHILDREN’S TRUST,
U/A/D OCTOBER 30, 2006

By:	/s/ Alan Kleinman Alan Kleinman Trustee

EXHIBIT A
FORM OF JOINDER TO
ROLL-UP AGREEMENT
[THIS JOINDER (this “Joinder”) to that certain Roll-up Agreement (the “Agreement”) dated as of July 13, 2007, by and among Scott M. Kleinman (the “Senior Manager”), AP Professional Holdings, L.P., a Cayman Islands exempted limited partnership (“Holdings”), and BRH Holdings, L.P., a Cayman Islands exempted limited partnership (“BRH”), is made and entered into as of July 13, 2007 by and between the Senior Manager, Holdings, BRH and [NAME OF PERMITTED TRANSFEREE] (the “Transferee”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.
WHEREAS, the Transferee has acquired an ownership interest in Holdings, and the Agreement requires the Transferee to become a party to the Agreement, and Transferee agrees to do so in accordance with the terms hereof.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:
1.    Agreement to be Bound. The Transferee hereby agrees that upon execution of this Joinder, [he, she or it] shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto.
2.    Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Senior Manager, Holdings and BRH, and the General Partner and each Principal (as a third party beneficiary to the Agreement), and their respective successors and assigns so long as the Transferee holds any ownership interest in Holdings.
3.    Counterparts. This Joinder may be executed in separate counterparts, including by facsimile, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
4.    Notices. For purposes of Section 6.1 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:
[Name]
[Address]
[Attention]
[Facsimile Number]
5.    Governing Law. THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF).
6.    Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.]
IN WITNESS WHEREOF, the parties hereto have executed this Joinder as of the date first above written.
AP PROFESSIONAL HOLDINGS, L.P.

By:	Name: Title:
BRH HOLDINGS, L.P.

By:	Name: Title:
/s/ Scott M. Kleinman
Scott M. Kleinman
[TRANSFEREE]

By:	Name: Title:

[Roll Up Agreement — Kleinman]